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                                                                     EXHIBIT 2.2

                                    AMENDMENT

                                       TO

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION ("Amendment") is entered into effective as of January 4, 2000, by and among InfoSpace.com, Inc., a Delaware corporation ("PARENT"), IC Acquisition I Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("SUB"), and saraide.com inc, a Delaware corporation (the "COMPANY"). Parent, Sub and the Company are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES." All capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Reorganization Agreement (as defined below).

                                    RECITALS

         A. The Parties entered into an Agreement and Plan of Reorganization dated as of December 6, 1999 (the "Reorganization Agreement"), pursuant to which (among other things) the Parties have agreed to effect a merger of Sub with and into the Company in accordance with the Reorganization Agreement and Delaware Law.

         B. The parties wish to amend the Reorganization Agreement for the limited purpose of extending until February 5, 2000 the period in which the Company may elect, in accordance with Section 8.7(e) of the Reorganization Agreement, to notify Parent that the Company is electing to require that the Parent Share Consideration be issued in reliance on the Private Placement Exemption.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the Parties do hereby agree as follows:

Section 1.  AMENDMENT OF REORGANIZATION AGREEMENT

      1.1 AMENDMENT OF SECTION 8.7(e). Section 8.7(e) of the Reorganization Agreement is hereby amended and restated in its entirety to read as follows:
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         "Notwithstanding  anything to the contrary contained herein, if (i) the
         Company determines in good faith that a 3(a)(10) Permit could not be obtained on a schedule that would allow the Closing to take place before February 15, 2000, and (ii) the Company notifies Parent on or before February 5, 2000 that the Company is electing to require that the Parent Share Consideration be issued in reliance on the exemption from registration set forth in Rule 506 under the Securities Act (the
         "Private   Placement   Exemption"),   then  (unless  Parent  reasonably
         determines, after consultation with the Company, that the Private Placement Exemption is unavailable under Rule 506 under the Securities
         Act),  Parent  shall  proceed to arrange for the issuance of the Parent
         Share  Consideration  in reliance on the  Private  Placement  Exemption
         (which  shall  be   conditioned  on  the  receipt  by  Parent  of  such
         certificates and information as Parent reasonably requires in order to document compliance with the Private Placement Exemption). If the Parent Share Consideration is to be issued in reliance on the Private Placement Exemption, then Parent shall register such shares for resale pursuant to a registration statement on Form S-3 (or, if unavailable, a registration statement on Form S-1). Parent shall be required to prepare and file such registration statement as soon as commercially practicable but in no event later than sixty (60) days of the Closing Date pursuant to the terms of a registration rights agreement which the Parties shall negotiate in good faith with customary terms and conditions. If, at any time after making the election referred to in the first sentence of this Section 8.7(e), the Company or Parent reasonably determines that the Private Placement Exemption would not be available, then Parent's obligations under Section 4 (to proceed with a fairness hearing or with the S-4) shall be reinstated."

      1.2 NO OTHER AMENDMENTS. Except as it has been specifically amended pursuant to Section 1.1, the Reorganization Agreement shall from and after the date hereof continue in full force and effect.

SECTION 2.  ADDITIONAL PROVISIONS

      2.1 ENTIRE AGREEMENT AND MODIFICATION. The Reorganization Agreement (including the exhibits thereto), together with this Amendment, constitutes the entire agreement among the Parties with respect to the subject matter thereof and hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof and thereof; provided, however, that the letter agreement between Parent and the Company dated November 9, 1999 relating to the Parties' mutual nondisclosure obligations and certain other matters shall remain in full force and effect notwithstanding the execution and delivery of the Reorganization Agreement or this Amendment and the consummation of the Merger. The Reorganization Agreement, as amended by this Amendment, may not be further amended except by a written agreement executed by all Parties.

      2.2 COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      2.3 HEADINGS. The Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.
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      2.4   SEVERABILITY.  Any term or provision of this  Amendment  that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
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         IN WITNESS  WHEREOF,  the Parties  hereto have executed this  Amendment effective as of the date first above written.

         PARENT:             INFOSPACE.COM,  INC.

                             By: /s/ Ellen B. Alben
                                 -----------------------------------------------
                             Name:  Ellen B. Alben
                                  ----------------------------------------------
                             Title: Sr. Vice President, Legal & Business Affairs
                                   ---------------------------------------------

         SUB:                IC ACQUISITION I CORPORATION

                             By: /s/ Ellen B. Alben
                                 -----------------------------------------------
                             Name:  Ellen B. Alben
                                  ----------------------------------------------
                             Title: Sr. Vice President, Legal & Business Affairs
                                   ---------------------------------------------

         THE COMPANY:        SARAIDE.COM INC

                             By: /s/ Hatim Tyabji
                                 -----------------------------------------------
                             Name:    Hatim Tyabji
                                  ----------------------------------------------
                             Title: Chief Executive Officer
                                   ---------------------------------------------